UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2004

FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

Indenture

On November 17, 2004, Flextronics International Ltd. (“Flextronics”) entered into an indenture (the “Indenture”) with J.P. Morgan Trust Company, National Association, as Trustee, relating to the issuance by Flextronics of $500 million aggregate principal amount of 6¼% Senior Subordinated Notes due 2014 (the “Notes”). The Notes were issued only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes bear an interest rate of 6¼%, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2005. The Notes mature on November 15, 2014.

The Notes are unsecured and rank in right of payment behind all of Flextronics’s existing and future senior debt and rank equal in right of payment to all of Flextronics’s existing and future senior subordinated debt, including Flextronics’s existing senior subordinated notes. The Notes effectively rank junior in right of payment behind debt and other liabilities of Flextronics’s subsidiaries.

The terms of the Notes are governed by the Indenture. The Indenture contains certain covenants that restrict the ability of Flextronics and its subsidiaries to, among other things, incur more debt, create liens, pay dividends and make distributions or repurchase stock, make investments and engage in transactions with affiliates. These restrictions are subject to a number of important exceptions and limitations. Upon the occurrence of a “change of control,” as defined in the Indenture, Flextronics is required to make an offer to repurchase the Notes at 101% of the principal amount thereof, plus any accrued and unpaid interest to the repurchase date, unless certain conditions are met.

Flextronics may redeem the notes in whole or in part at any time on or after November 15, 2009, at redemption prices of 103.125%, 102.083% and 101.042% of the principal amount thereof if the redemption occurs during the respective 12-month periods beginning on November 15 of the years 2009, 2010 and 2011, respectively, and at a redemption price of 100% of the principal amount thereof on and after November 15, 2012, in each case, plus any accrued and unpaid interest to the redemption date. In addition, before November 15, 2007, with the net cash proceeds from certain equity offerings, Flextronics may redeem up to 35% in aggregate principal amount of the Notes at a redemption price of 106.25% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date. Flextronics is not required to make mandatory redemption or sinking fund payments.

The Indenture contains customary events of default including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or acceleration of certain other indebtedness, certain events of bankruptcy and insolvency, and failure to pay certain judgments. An event of default under the Indenture will allow either the Trustee or the holders of at least 25% in principal amount of the then-outstanding Notes to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the Notes.

Flextronics intends to use the net proceeds from the sale of the Notes to repay outstanding debt under existing revolving credit facilities and for general corporate purposes including working capital requirements, acquisitions and capital expenditures.

The foregoing description of the Notes and the Indenture is qualified in its entirety to the Indenture, a copy of which is filed as Exhibit 4.1 to this Report.

Registration Rights Agreement

In connection with the issuance of the Notes, Flextronics also entered into a registration rights agreement dated November 17, 2004 (the “Registration Rights Agreement”) among Flextronics and the initial purchasers of the Notes.

Pursuant to the Registration Rights Agreement, Flextronics will, at its own expense, (i) within 90 days following November 17, 2004, file an exchange offer registration statement for new issues of substantially identical notes registered under the Securities Act; (ii) use all reasonable efforts to cause the exchange offer registration statement to become effective within 150 days after November 17, 2004; and (iii) commence the exchange offer within 180 days after November 17, 2004. Under some circumstances, in lieu of a registered exchange offer, Flextronics has agreed to use its reasonable best efforts to file a shelf registration statement with respect to the resale of the Notes and to keep the shelf registration statement effective until the earlier of two years after its effective date or such shorter period ending when all Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Flextronics is required to pay additional interest if it fails to comply with its obligations to register the Notes within specified time periods. This description of the obligations of Flextronics under the Registration Rights Agreement is qualified in its entirety by the Registration Rights Agreement, which is filed as Exhibit 4.2 to this Report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit
4.1	Indenture, dated as of November 17, 2004, between Flextronics International Ltd. and J.P. Morgan Trust Company, National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of November 17, 2004, among Flextronics International Ltd. and Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Banc Of America Securities LLC, Citigroup Global Markets Inc., Lehman Brothers Inc., BNP Paribas Securities Corp., McDonald Investments Inc., RBC Capital Markets Corporation, Scotia Capital (USA) Inc., ABN AMRO Incorporated, HSBC Securities (USA) Inc. and UBS Securities LLC, as Initial Purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flextronics International Ltd.

Date: November 19, 2004
	By:	/s/ Robert R.B. Dykes
Robert R.B. Dykes
President, Systems Group and Chief Financial Officer